Exhibit 99.1

BRE PROPERTIES REPORTS SECOND QUARTER 2007 RESULTS

July 31, 2007 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today reported operating results for the quarter ended June 30, 2007. All per share results are reported on a fully diluted basis.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $35.6 million, or $0.68 per share, during second quarter 2007, as compared with $51.4 million, or $0.96 per share, for the quarter ended June 30, 2006.

Second quarter 2007 FFO included nonroutine income of $1.9 million, or $0.04 per share, in proceeds from a legal settlement. Second quarter 2006 FFO included two nonroutine income items totaling $23.0 million, or $0.43 per share. Excluding the nonroutine income items, second quarter 2007 FFO per share increased 21% over the previous year.

Net income available to common shareholders for the second quarter totaled $15.1 million, or $0.29 per share, as compared with $70.6 million, or $1.33 per share, for the same period 2006. In addition to the nonroutine income items noted above, earnings in second quarter 2006 included gains on the sale of assets, which totaled $38.3 million, or $0.72 per share.

Total revenues from continuing operations for the quarter were $85.4 million, as compared with $79.2 million a year ago, representing growth of 8%. Adjusted EBITDA for the quarter totaled $58.6 million, as compared with $52.8 million in second quarter 2006.

Six-Month Period Ended June 30, 2007

For the year-to-date period, FFO totaled $67.8 million, or $1.29 per share, as compared with $78.5 million, or $1.47 per share, for the six-month period in 2006. Nonroutine income was reported in both the current and prior periods, in amounts previously referenced. Excluding nonroutine items, core FFO per share growth was 19% year-over-year.

Net income available to common shareholders for the six-month period totaled $27.1 million, or $0.52 per diluted share, as compared with $78.0 million, or $1.49 per diluted share, for the same period 2006. The 2006 year-to-date results included nonroutine income items and gains from property sales cited previously.

For the first half of 2007, total revenues from continuing operations were $168.5 million, as compared with $155.3 million for the same period 2006, representing growth of 8.5%. Adjusted EBITDA for the six-month period totaled $115.1 million, as compared with $106.0 million for the same period in 2006.

BRE’s positive year-over-year earnings and FFO results were driven primarily by same-store property-level operating results, and income from acquisitions and newly developed properties. Same-store NOI growth was 8.2% and 8.7% for the quarter and year-to-date periods, respectively, as compared with the same periods in 2006. For the second quarter and six-month period, same-store NOI increased $4.1 million and $8.5 million, respectively, relative to the same periods in the prior year. Communities acquired and newly developed generated $1.8 million in additional NOI during the quarter, as compared with second quarter 2006.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 22,681 apartment units owned directly by BRE, same-store units totaled 19,481 for the quarter.

On a year-over-year basis, same-store NOI growth was driven by revenue growth of 5.0% for the quarter. Average same-store market rent for the second quarter 2007 increased 3.5% to $1,406 per unit, from $1,358 per unit in second quarter 2006. Same-store physical occupancy levels averaged 94.4% during second quarter 2007, as compared with 95.1% in the same period 2006. Physical occupancy at the end of the second quarter was 95.2%. Rent concessions in the same-store portfolio totaled $790,000, or 3.8 days rent, for second quarter 2007, as compared with $540,000, or 2.5 days rent, for the same period 2006. Property-level operating expense decreased 1.9% from second quarter 2006 levels.

On a sequential basis, same-store NOI increased 2.1% from first quarter 2007. Revenue increased 2.1% and expenses increased 2.0% from the previous quarter. Average physical occupancy improved 1.3%.

Investment Activity

At the end of the second quarter, BRE had one Southern California property in lease-up, Renaissance at Uptown Orange in Orange. When completed, the community will have 460 units. To date, 151 units have been delivered, with 81 units leased and occupied.

BRE currently has seven communities under construction, with a total of 1,969 units, an aggregate projected investment of $602 million and an estimated balance to complete totaling $246 million.

BRE owns four land parcels representing 1,422 units of future development, and an estimated aggregate investment of $549 million upon completion. Construction starts for the five parcels range from fourth quarter 2007 to the third quarter of 2009. The land parcels are located in Southern California and Northern California.

During the second quarter, BRE acquired an apartment community in Westminster, Colo., through a joint venture with JPMorgan Asset Management. The property, Calavera Point, has 276 units; the purchase price was $33 million. BRE acquired a 15% interest ($4.9 million) in the asset, and will provide property management services.

At June 30, the company classified five operating properties and two excess land parcels as held for sale, with a total net book value of $79.9 million. The five operating properties are located in: Sacramento (2), Phoenix (1) and Seattle (2), totaling 1,153 units, with a total net book value of $58.9 million. The two excess land parcels are in Northern California and Seattle, with a book value of $21 million.

Subsequent to the quarter’s end, BRE sold and contributed a 432-unit property to a joint venture: Arcadia Cove, the Phoenix, Ariz., asset noted in the previous paragraph, with a total value of approximately $52 million. The company retained a 15% interest in the property, and will provide property management services. The company’s joint venture partner is JPMorgan Asset Management. In connection with the transaction, the company will record a net gain on sale of approximately $26.5 million, which will be recognized during third quarter 2007.

Earnings Outlook

The company has revised its guidance for the full year 2007, adjusting expectations for FFO per share to a range of $2.59 to $2.66, from the previous range of $2.55 to $2.70. Guidance for earnings per share (EPS) has been revised to a range of $1.60 to $1.67, from the previous range of $1.05 to $1.20. For the year, management anticipates same-store revenue growth will range 5% to 6%, and same-store NOI growth will range 7% to 8%.

The revised FFO guidance range for 2007 includes the $1.9 million of nonroutine income recognized during the second quarter ($0.04 per share), and nonroutine expenses the company may recognize during the second half of the year associated with the early retirement of securities, estimated at approximately $2.7 million ($0.05 per share). EPS estimates include the expected gain on sale associated with previously noted property sale, but do not include any additional projected gains or losses associated with property sales. Management will assess the range of earnings estimates for 2007 at the end of each quarter.

Q2 2007 Analyst Conference Call

The company will hold a conference call on Wednesday, August 1, at 9:30 a.m. Pacific (12:30 p.m. Eastern) to review these results. The dial-in number to participate in the U.S. and Canada is 888.290.1473; the international number is 706.679.8398. Enter Conf. ID# 2203856. A telephone replay of the call will be available for 30 days at 800.642.1687 or 706.645.9291 international, using the same ID# 2203856. A link to the live webcast of the call will be posted on www.breproperties.com, in Investors, on the Corporate Profile page. A webcast replay will be available for one month following the call.

Q3 2007 Earnings Dates

The company will report third quarter 2007 earnings after close of market on October 30, 2007, followed by a conference call on October 31, 2007, at 8:30 a.m. Pacific (11:30 a.m. Eastern).

About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 81 apartment communities totaling 22,681 units in California, Arizona and Washington. The company currently has 11 other properties in various stages of development and construction, totaling 3,391 units, and joint venture interests in 10 additional apartment communities, totaling 2,948 units.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under acceptable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The Company assumes no responsibility to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

BRE Properties, Inc.

Consolidated Balance Sheets

Second Quarter 2007

(Unaudited, dollar amounts in thousands except per share data)

	June 30, 2007	June 30, 2006
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$2,702,810	$2,656,658
Construction in progress	327,256	134,293
Less: accumulated depreciation	(420,589)	(366,222)

	2,609,477	2,424,729

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	44,747	38,644
Real estate held for sale, net	79,883	—
Land under development	118,196	106,206

Total real estate portfolio	2,852,303	2,569,579
Cash	11,937	4,365
Other assets	59,912	52,759

TOTAL ASSETS	2,924,152	2,626,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	1,540,000	$980,000
Unsecured line of credit	129,000	180,000
Secured line of credit	—	75,000
Mortgage loans	175,459	203,087
Accounts payable and accrued expenses	89,603	61,408

Total liabilities	1,934,062	1,499,495

Minority interests	31,473	60,043

Shareholders’ equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 10,000,000 shares with $25 liquidation preference issued and outstanding at June 30, 2007 and June 30, 2006, respectively.	100	100
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 50,727,018 and 51,385,437 at June 30, 2007 and 2006, respectively.	507	514
Additional paid - in capital	958,010	1,066,551

Total shareholders’ equity	958,617	1,067,165

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,924,152	2,626,703

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Six Months Ended June 30, 2007 and 2006

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 06/30/2007	Quarter ended 6/30/2006	Six months ended 06/30/2007	Six months ended 6/30/2006
REVENUE
Rental income	$81,686	$75,781	$161,369	$148,541
Ancillary income	3,678	3,456	7,157	6,760

Total revenue	85,364	79,237	168,526	155,301
EXPENSES
Real estate expenses	$25,429	$25,083	$50,570	$49,123
Depreciation	19,360	17,840	38,312	36,436
Interest expense	20,569	19,680	40,589	40,470
General and administrative	4,737	4,745	9,552	9,185
Other expenses	—	62	—	562

Total expenses	70,095	67,410	139,023	135,776
Other income	3,024	23,605	4,191	24,297

Income before minority interests, partnership income and discontinued operations	18,293	35,432	33,694	43,822
Minority interests	(570)	(897)	(1,149)	(1,805)
Partnership income	508	231	952	309

Income from continuing operations	18,231	34,766	33,497	42,326
Discontinued operations:
Discontinued operations, net (1)	1,383	2,017	2,499	6,311
Net gain on sales	—	38,302	—	38,302

Total discontinued operations	1,383	40,319	2,499	44,613
NET INCOME	$19,614	$75,085	$35,996	$86,939
Dividends attributable to preferred stock	4,468	4,468	8,936	8,936

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$15,146	$70,617	$27,060	$78,003

Net income per common share - basic	$0.30	$1.38	$0.53	$1.52

Net income per common share - assuming dilution	$0.29	$1.33	$0.52	$1.49

Weighted average shares outstanding - basic	50,705	51,335	50,660	51,220

Weighted average shares outstanding - assuming dilution	51,840	53,520	51,840	52,435

(1)    Details of net earnings from discontinued operations. For 2007 includes five operating properties held for sale as of June 30, 2007. For 2006 also includes seven properties held for sale and contributed to a joint venture in April 2006.

	Quarter ended 06/30/2007	Quarter ended 6/30/2006	Six months ended 06/30/2007	Six months ended 6/30/2006
Rental and ancillary income	$2,945	$4,410	$5,775	$12,269
Real estate expenses	(1,184)	(1,857)	(2,335)	(4,887)
Depreciation	(378)	(536)	(941)	(1,071)

Income from discontinued operations, net	$1,383	$2,017	$2,499	$6,311

BRE Properties, Inc.	Exhibit C
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 06/30/07	Quarter Ended 06/30/06	Six Months Ended 06/30/07	Six Months Ended 06/30/06
Net income available to common shareholders	$15,146	$70,617	$27,060	$78,003
Depreciation from continuing operations	19,360	17,840	38,312	36,436
Depreciation from discontinued operations	378	536	941	1,071
Minority interests	570	897	1,149	1,805
Depreciation from unconsolidated entities	272	243	526	338
Net gain on investments	—	(38,302)	—	(38,302)
Less: Minority interests not convertible to common	(105)	(406)	(210)	(811)

Funds from operations	$35,621	$51,425	$67,778	$78,540

Diluted shares outstanding - EPS	51,840	53,520	51,840	52,435
Net income per common share - diluted	$0.29	$1.33	$0.52	$1.49

Diluted shares outstanding - FFO	52,720	53,520	52,730	53,420
FFO per common share - diluted	$0.68	$0.96	$1.29	$1.47

BRE Properties, Inc.	Exhibit C, continued
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions, nonroutine items, and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 06/30/07	Quarter ended 6/30/06	Six Months Ended 06/30/07	Six Months Ended 06/30/06
Net income available to common shareholders	$15,146	$70,617	$27,060	$78,003
Interest	20,569	19,680	40,589	40,470
Depreciation	19,738	18,376	39,253	37,507

EBITDA	55,453	108,673	106,902	155,980
Minority interests	570	897	1,149	1,805
Net gain on sales	—	(38,302)	—	(38,302)
Gain on sales of land	—	(3,485)	—	(3,485)
Dividends on preferred stock	4,468	4,468	8,936	8,936
Other expenses	—	62	—	562
Redhawk Settlement	—	(19,500)	—	(19,500)
Galleria Settlement	(1,900)	—	(1,900)	—

Adjusted EBITDA	$58,591	$52,813	$115,087	$105,996

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 06/30/07	Quarter ended 6/30/06	Six Months Ended 06/30/07	Six Months Ended 06/30/06
Net income available to common shareholders	$15,146	$70,617	$27,060	$78,003
Interest	20,569	19,680	40,589	40,470
Depreciation	19,738	18,376	39,253	37,507
Minority interests	570	897	1,149	1,805
Net gain on sales	—	(38,302)	—	(38,302)
Dividends on preferred stock	4,468	4,468	8,936	8,936
General and administrative expense	4,737	4,745	9,552	9,185
Other expenses	—	62	—	562

NOI	$65,228	$80,543	$126,539	$138,166

Less Non Same-Store NOI	10,906	30,316	20,353	40,511

Same-Store NOI	$54,322	$50,227	$106,186	$97,655